Exhibit 1

Corporate Taxpayers’ Registry (CNPJ/MF) No.

76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Oi” or “Company”), in accordance with article 12 of CVM Instruction No. 358/02, informs the Market that it received a letter from BlackRock, Inc., as transcribed below:

“Dear Sirs,

1            BlackRock, Inc. (“BlackRock”) hereby announces, on behalf of certain of its clients and in its capacity as investment manager, that it sold preferred shares of Oi S.A. (“Company”), such that, on June 22, 2016, its aggregate equity interest totaled 5,189,650 preferred shares and 184,173 American Depositary Receipts (“ADRs”) representing preferred shares, for a total of 5,373,823 preferred shares, representing approximately 3.40% of the Company’s total preferred shares.

2            In compliance with and pursuant to the provisions set forth in article 12 of the Brazilian Securities Commission’s (Comissão de Valores Mobiliários – CVM) Instruction No. 358, dated January 3, 2002, as amended, BlackRock requests that the Company’s Investor Relations Officer disclose the following information to the CVM and other relevant bodies:

(i)	BlackRock’s headquarters are located at 55 East 52nd Street, New York, NY 10022-0002, United States of America;

(ii)	BlackRock’s equity interest reached an aggregate 5,189,650 preferred shares and 184,173 ADRs representing preferred shares, for a total of 5,373,823 preferred shares, representing approximately 3.40% of the Company’s total preferred shares, as specified in item 1 above;

(iii)	The above mentioned equity interest in the Company is held strictly for investment purposes, with no intention to change the control or influence the management structure of the Company; and

(iv)	BlackRock has not executed any contracts or agreements that govern the exercise of the right to vote or the purchase and sale of the Company’s securities.

3            We remain at your disposal for clarification or additional comments deemed necessary with respect to this subject matter.

Sincerely,

BlackRock, Inc.”

Rio de Janeiro, June 24, 2016

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Oi S.A.